UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 27, 2008

(Date of Report)

May 27, 2008

(Date of earliest event reported)

INTERNATIONAL PAPER COMPANY

(Exact name of registrant as specified in its charter)

NEW YORK	1-3157	13-0872805
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 Poplar Avenue

Memphis, Tennessee 38197

(Address and zip code of principal executive offices)

(901) 419-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As described in our Current Report on Form 8-K filed with the United States Securities and Exchange Commission on March 20, 2008, International Paper Company (the “Company”) has entered into a debt commitment letter (the “Debt Commitment Letter”) with JPMorgan Chase Bank, N.A., Bank of America, N.A., UBS Loan Finance LLC, Deutsche Bank AG New York Branch, The Royal Bank of Scotland PLC, J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., UBS Securities LLC, Deutsche Bank AG Cayman Islands Branch and RBS Securities Corporation d/b/a RBS Greenwich Capital (the “Debt Financing Sources”).

As previously disclosed, pursuant to the Debt Commitment Letter, subject to the conditions set forth therein, the Debt Financing Sources committed to provide the Company with unsecured debt financing of up to $6 billion, consisting of a $2 billion Term Loan A Facility maturing 5 years from the closing date and a $4 billion Term Loan X Facility maturing 12 months from the closing date (with a 6 month extension so long as no event of default has occurred and is continuing).

On May 27, 2008, the Company and the Debt Financing Sources entered into an amendment (the “Amendment”) to the Debt Commitment Letter. The Amendment was executed to permit, if certain requirements are met, the amount of the Term Loan A Facility to be increased by an amount (the “Reallocation Amount”) not to exceed $500 million and the amount of the Term Loan X Facility to be decreased by the Reallocation Amount.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Amendment No. 1 to Commitment Letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL PAPER COMPANY
(Registrant)

By:	/s/ Maura Abeln Smith
Name:	Maura Abeln Smith
Title:	Senior Vice President, General Counsel and Corporate Secretary

Date: May 27, 2008

Exhibit Index

Exhibit 10.1	Amendment No. 1 to Commitment Letter.